Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Otelco Inc.

We consent to the incorporation in the Current Report on Form 8-K/A of Otelco Inc. of our report dated February 7, 2006 (except for Note 4, as to which the date is February 23, 2006, and notes 14 and 15, as to which the date is September 15, 2006), with respect to the consolidated balance sheets of Mid-Maine Communications, Inc and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, and accumulated deficit and cash flows for the years then ended.

/s/ Berry, Dunn, McNeil & Parker
BERRY, DUNN, MCNEIL & PARKER
September 18, 2006